                 ARTICLES OF ASSOCIATION OF THE LIMITED COMPANY
                   "PROMOCIONES Y SERVICIOS HIDRAULICOS, S.A."

                              I. GENERAL PROVISIONS

     ARTICLE 1.- NAME AND SYSTEM.- The Limited company  "PROMOCIONES Y SERVICIOS
HIDRAULICOS, S.A." has been constituted.

     The Company shall be governed by these Articles of  Association  and by the
Companies Act and current additional legal provisions that are applicable.

     ARTICLE 2.- OBJECT.- The Company's object is:-

          A)  Autoproduction  of  electric  power,   biomass   developments  and
     hydraulic and hydroelectric developments, in general.

          B) Study, design,  planning,  management,  assembly,  construction and operation of hydroelectric power plants, of all sizes.

          C) In general,  execution  of all kinds of  technical  assistance  and services,  such  as,  for  purely  illustrative  purposes,  the  following:
     Execution  of  engineering  and  architectural  projects;  draft  projects;
     technical and economic  feasibility  studies of works,  as well as control,
     inspection  and  technical   direction   thereof;   consultancy,   reports,
     inventories, technical surveys and statistics.

     ARTICLE 3.- DURATION.-  The Company is set up for an indefinite  period and shall begin its company operations on the date whereon the Company's  Memorandum of Association is executed.

     ARTICLE 4.- REGISTERED  ADDRESS.- The Company has its registered address at
Paseo de la Castellana, no. 23, Escalera I, Planta 2(a), 28046 Madrid.

          The  Company's  Board of  Directors  may set up,  remove and  transfer branches,  agencies or offices in any part of Spain or abroad, and move the head office within the city where it has its registered address.

     ARTICLE 5.- SHARE CAPITAL.-

          1.- The share capital is TEN MILLION PESETAS.

          This share capital is divided into TEN THOUSAND SHARES,  each one with a nominal value of ONE THOUSAND PESETAS,  numbered  correlatively  from one upwards.

          2.- The shares shall be represented  by means of bonds,  that shall be issued  in  cheque  books,  shall  state  the  conditions  required  by the
     Companies Act and shall bear the signature of one or more of the Directors, that may be printed in accordance with current legal stipulations; multiple bonds may also be issued.

          In accordance  with the  provisions  in the Companies  Act, the shares shall  appear in a  Register  that the  Company  shall  keep,  wherein  the successive  transfers  of shares  shall be  recorded,  stating the name and surnames,  or company name or title, as well as the establishment of actual rights and other duties on the shares.

          3.- The  share  capital  is  twenty-five  per cent  paid up,  with the remaining  seventy-five  per cent of its nominal value  outstanding,  which shall  be  paid  in  cash  and in a time  to be  decided  by the  Board  of
     Directors, in a period of not more than eight years.

     ARTICLE 6.- SHAREHOLDERS.-

          1.- Each share gives its legal holder the status of partner and grants him/her the right to have a share in the  distribution  of company  profits and  in  the  equity  resulting  from  liquidation,  that  of  preferential subscription in the issue of new shares or bonds  convertible  into shares, that of attending, voting and contesting at General Shareholders' Meetings, that of information and other legal and statutory rights.

          2.-  The  rights  of  partner   shall  be  exercised  in  the  legally
     established  manner;  in particular and with a view to exercising the right to vote, it is laid down that in order to attend the General  Shareholders'
     Meetings and exercise the right to vote, each share, itself or represented, gives  entitlement to attend the Meetings,  and also each share,  itself or represented, gives entitlement to the right to a vote.

          3.- Being the holder of a share involves complete agreement with these
     Articles of Association and submission to the legitimate  agreements of the company bodies.

          4.- Holders of convertible  bonds may, in the manner and terms set out in law, exercise the right of subscription granted to them by Law.

     ARTICLE 7.-  SYSTEM.-  With  regard to  exercise,  transfer,  constitution, modification  and life of the rights  over the  shares,  the  provisions  in the
Companies Act and what is set out in the following rules shall be observed:-

     In the CASE OF  COMMUNITY  or  co-ownership  of  rights  over  shares,  the co-owners or  co-holders  shall agree to appoint one only to exercise the rights of  partner,  and the  Company  should  be duly  notified  thereof;  and all the interested  parties shall be jointly  liable to the Company for all  obligations that may arise from the status of shareholder.

     In the CASE OF  USUFRUCT,  the  status  of  shareholder  falls on the owner subject to usufruct,  but the usufructuary shall in all cases be entitled to the dividends  agreed by the  Company  during  usufruct.  The  exercise of the other rights of partner belong to the owner subject to usufruct,  and the usufructuary is obliged to permit the former to exercise  these  rights.  The same rule shall apply to contingent trusts, reserves and similar concepts.

     In the CASE OF SHARE  SECURITY,  it shall be the owner of these  shares who exercises the rights of shareholder.

     In the CASE OF SHARE TRANSFER, the following rules shall be followed:

     A) INTER VIVOS.  1.- Transfer inter vivos of shares to direct  ancestors or descendants (not by affinity) and spouse, of the shareholder, is free.

     2.- Apart from these cases,  the Board of  Directors  should be notified of any transfer of shares, stating the conditions, and in particular the details of
the  intended  purchaser.   The  Board  of  Directors  shall  inform  the  other
shareholders  thereof  within  fifteen days from the date whereon they  received notification.  The shareholders  shall have preferential right to purchase these shares,  informing  the Board of  Directors of their  decision in this  respect, within fifteen days following the date whereon notification was received. Should there be several applicants, they shall exercise their right on a pro rata basis of  the  shares  they  hold.  When  the  above  periods  have  elapsed  and  the shareholders  have not made use or have  exhausted  their right of  preferential purchase,  the Company may  purchase the shares not  purchased by the  partners, following agreement by the General Shareholders'  Meeting,  within the following fifteen days, subject to the stipulation on this matter in the Companies Act.

     3.- When all the said periods have elapsed and nobody has exercised his/her right of  preferential  purchase,  the  shareholder  may freely transfer them to third-parties in the three months  following expiry of the last period;  and the same also  from the date of the  certificate  issued by the Board of  Directors, which shall be provided thereto,  confirming that the other shareholders and the
Company  itself have waived their right of  preferential  purchase,  or when two months have  elapsed  since the  shareholder  notified the Board of Directors of his/her decision to transfer, without having received any reply.

     The  shareholder  who,  after three months have elapsed since he/she was at liberty to transfer  his/her shares,  as set out in the paragraph above, has not transferred them, in order to be able subsequently to transfer them, shall again be obliged to fulfil the requirements  necessary for transferring  shares, as if he/she were doing so for the first time.

     4.- In order to exercise the right of  preferential  purchase as set out in these  regulations,  the sale price, in the event of discrepancy,  shall be that determined by the Company's accounts auditor, and in his absence, by the auditor appointed for this purpose by the Business  Registrar of the registered  address of the company.  If the shares are quoted on a secondary  official market,  only the average quotation value of the last six months shall be applied.

     5.-  Payment of the price  shall be made upon  signing  the  official  sale document,  on the  day  indicated  by the  purchasing  party  within  the  month following  the day  whereon  the  respective  period of  possible  option of the purchasing  party in  question  has  ended,  and in the  presence  of the notary appointed  by the latter,  in the capital of the province  where the  registered address of the company is located,  unless the place is otherwise  agreed by the parties.

     6.- The transferor shall be responsible for the cost of sending the notices by certified letter and through the notary, to the addresses of the shareholders who appear in the  Register;  and the Board of  Directors  shall  certify who is entitled to purchase, and, where appropriate,  the purchase price of the shares, as well as the number of working days required for legalising the operation.

     B) MORTIS  CAUSA.  - 1.- The transfer  mortis causa to direct  ancestors or descendants (not by affinity) and spouse, of the shareholder, is free.

     2.-  Any  other   transfer   mortis   causa   shall  be   governed  by  the
afore-mentioned general rules for transfer inter vivos.

     3.-  For   application  of  these  rules,   it  is  set  out  that  initial
communication  may be  made by the  party  legalised  for  this  purpose  (heir, corporation stock manager, accountant, etc.) and that the Board of Directors may also deal directly with the  communication  when it receives  information on the case.

     In this  case of  transfer  mortis  causa,  in order to  accept  or  reject registration of the transfer in the Share Register, the provisions on the matter in the Companies Act shall apply.

     C) COMMON  REGULATIONS.-  The Company  shall not  acknowledge  as valid any transfer of shares that does not comply  with the  stipulations  set out herein.
All shareholders  shall be obliged to inform the Company of their status thereof
and  the  address  for  sending  summonses  and  notices  given,   without  such
requirement  they may not exercise  any right with regard to the  aforementioned matters, or with regard to the Company itself.

                              III.- COMPANY BODIES

     ARTICLE 8.- COMPANY  BODIES.-  The  following  are Company  Bodies:  a) The
General Shareholders' Meetings; b) the Board of Directors.

                    CHAPTER 1.- GENERAL SHAREHOLDERS' MEETING

     ARTICLE 9.- SOVEREIGNTY OF THE MEETING.- The General  Shareholders' Meeting
is the Company's decision-making body, and its agreements, legitimately adopted, are binding on the Company itself and all its shareholders,  including those who are absent, who dissent or who have abstained from voting.

     ARTICLE  10.- CLASSES OF  SHAREHOLDERS'  MEETINGS.-  General  Shareholders'
Meetings shall be Ordinary or Extraordinary.

     The Ordinary  General  Shareholders'  Meeting shall meet necessarily once a year,  within the first six  months of each  financial  year,  in order to audit company  management,  to approve,  where appropriate,  the balance sheet and the accounts of the  previous  financial  year and to decide on  application  of the results.

     The Board of Directors shall call the Extraordinary  General  Shareholders'
Meeting when it deems appropriate for the interested parties of the company;  it should also call it when requested by  shareholders  representing  at least five per cent of the share capital,  and the matters to be deliberated at the Meeting should be stated in the request.

     ARTICLE 11.- NOTICE OF MEETING, CONSTITUTION AND AUTHORITY.- With regard to notice of the meeting,  constitution,  powers, board, agreements,  objection and minutes, the provisions in the Companies Act shall apply.

     In order to attend  Shareholders'  Meetings and exercise the right to vote, the provisions in the Companies Act and in the regulations stated in article six of these Articles of Association shall be observed.

                         CHAPTER 2.- BOARD OF DIRECTORS

     ARTICLE 12.-  COMPOSITION.-  1.- The Board of Directors  shall consist of a minimum  of  three  members  and a  maximum  of  nine,  elected  by the  General
Shareholders' Meeting, even among non-shareholders.

     2.- The Board of  Directors  shall  elect from among its members a Chairman and, where appropriate,  a Vice-Chairman.  It shall also elect a Secretary,  who may or may not be a member of the Board.

     ARTICLE 13.- APPOINTMENTS.- 1.- The members of the Board of Directors shall hold their posts for a maximum  period of five years,  unless the  Shareholders'
Meeting appoints them for a shorter period.

     2.- In any event,  the Board Members may be re-elected  once or more times, and for the periods to be determined  by the  Shareholders'  Meeting,  under the above-mentioned terms.

     ARTICLE 14.- POWERS.- The Board of Directors  shall be empowered  fully and absolutely  to  represent  the  Company  in  company  business  and  activities, judicially and extrajudicially.

     This  representation  shall be extended to all acts included in the company object as defined in article two of these Articles of Association, in such a way that any  limitation  of the  representative  powers of the Board of  Directors, albeit entered in the Companies Register, shall be invalid with third-parties.

     The Company shall be under  obligation to  third-parties  who have acted in good faith and  without  serious  fault,  even when it can be  deduced  from the
Articles of  Association  entered in the Companies  Register that the act is not included in the company's object.

     For the purposes of clarification,  by way of illustration only and without this involving any limitation  whatsoever,  the powers of the Board of Directors are stated as follows:

     1.- TO AGREE,  arrange,  execute  and fulfil all manner of  contracts  that directly or indirectly  refer to the  company's  object.  To direct,  govern and control the business,  property (movable and fixed), rights and, in general, the equity of the  Company;  and in this  respect  to take care of and attend to the good upkeep of the  property.  To  exercise  and fulfil all manner of rights and obligations;  to produce,  cancel and settle all types of  contracts,  including lease,  insurance,  work and transport contracts. To appoint, remove and dismiss all manner of  employees  and workers of the  Company,  and to set their  wages, salaries,  work regulations and rules of status and  performance.  To attend all manner of Shareholders'  Meetings,  with authority to discuss and vote. To open,
answer  and  sign   correspondence.   To  collect  from  Post  Offices  letters,
certificates,  dispatches,  packets,  postal or  telegraphic  money  orders  and declared  values,  and from  railway,  airline,  shipping and general  transport companies, Customs, Docks and Agencies, goods and effects sent; to make protests and claims and prepare master's protests;  all this with the fullest freedom and
extent  of  clauses,  pacts,  conditions  and  decisions,   with  no  limitation
whatsoever.

     2.- TO  ACKNOWLEDGE  and pay debts,  accept and collect  credits,  both for capital and for interests,  dividends and amortizations;  to approve and contest accounts;  to accept payments and collect sums owed for any security and payable to or charged to any  person,  organisation  or  corporation,  including  State,
Autonomous Community,  Province or Municipal District,  Ministries,  Departments
and official  bodies or  individuals  or companies,  public or private,  signing receipts, balances, approvals, vouchers and acquittances.

     3.- TO DRAW, accept, guarantee,  endorse, charge, pay, audit, negotiate and discount bills of exchange, cheques, vouchers and other draft documents. To draw up redraft accounts and protests due to failure to accept or pay or guarantee or for greater security.

     4.- TO  GUARANTEE,  warrant  and bond all manner of  operations,  debts and obligations and loans, on behalf of and  representing  the Company,  without any limitation whatsoever in time or amount, both of individuals,  banks,  including the Banco de Espana,  Banking  Institutions,  Savings  Banks and Mutual  Benefit
Associations and others that may be relevant;  and to sign,  accept and execute, for the  aforementioned  purposes,  the  deeds,  policies,  bills and public and private documents that are required, without any limitation whatsoever.

     5.-  TO  DEAL  with  Official  Banks,  Savings  Banks  and  Mutual  Benefit
Associations and Banks, including the State Bank, performing all operations that legislation and banking  practices  permit. To open,  pursue,  provide,  use and cancel at the Bank of Spain, in any city or town, or in any other Bank or Credit or  Savings  Institution,  ordinary  current or credit  accounts,  apply for and obtain loans, with personal  guarantee,  of securities or commercial papers, and
Safety Deposit Boxes,  for this purpose signing cheques,  orders,  transfers and other documents,  and withdrawing cheque books. To approve and contest accounts, debts, credits, charges, balances and settlements. To purchase securities of any kind, to collect their dividends and  amortizations  and sell their coupons.  To change,  transfer,  cancel, withdraw and set up deposits of cash or temporary or permanent securities.

     6.- TO PROVIDE, dispose of, sell, transfer,  exchange,  purchase,  acquire, encumber,  mortgage  and  contract,  actively or  passively,  with regard to all manner of  movable  and fixed  property,  rural or urban,  actual  and  personal rights,  shares and obligations,  coupons,  securities and any shares, public or private papers, and in this respect,  be able to act under the conditions and at the cash price, declared or deferred, that it deems appropriate.

     To  exercise,  execute,  grant  and  accept  purchases,  sales,  transfers, disposals, acquisitions,  exchanges,  contributions,  assignments in payment and for payment,  amortizations,  redemptions,  subrogations,  rights of redemption, option and  repurchase;  groupings,  regroupings,  segregations,  divisions into plots, material divisions,  community suspensions,  declarations of new building work, building work under construction or completed, setting up of property with proprietary  interest  with  assignation  of  quotas  in  common  items,  costs, services,  extensions and annexes,  and draft community  bylaws;  alterations to property,  boundaries,  areas, surface areas, assignments and crops. To give and agree receipts, bonds,  transactions,  commitments and arbitrations.  To set up, acknowledge,  accept,  execute,  transfer,  divide,  alter,  remove and  cancel, totally or partially,  usufructs,  easements,  pledges, mortgages,  antichresis, charges,  surface area rights and in general any actual and personal rights.  To take part in all manner of invitations to tender and auctions, before all manner of bodies and in particular  before M.O.P.U.  (Spanish  Ministry of Public Works and City Planning).

     7.- TO AGREE, carry out and cancel company  associations;  and to take part in  companies,  civil  or  commercial,  both  while  in  the  process  of  being constituted and subsequently, and accept, carry out and resign posts that arise.

     8.- TO REPRESENT the Company with the Treasury and Exchequer, Department of that  branch in each and every one of the  Autonomous  Communities,  Offices and
Sections,  Offices for payment or collection of any tax, and with any Centres or
Bodies or Offices  with this  authority;  and for the  purpose  to  receive  any payment  orders and other  amounts that for any other item are to be paid to the
Company;  to make tax  contributions  and claim against what is not  acceptable, sign sworn  statements  and  petitions and file and pursue all manner of appeals through all their proceedings; and to draft acquittances and sign receipts.

     9.- TO APPEAR and act with full legal status,  representing  the Company as petitioner,  executing party, disposing party, plaintiff,  defendant, coadjutor, complainant or in any other item, in executions,  provisions,  affairs,  acts of settlement, judgements, actions, claims, cases, proceedings of all kinds; before all manner of  Ministries,  Departments,  Institutes,  Offices  and  Sections of
State,  Province  or  Municipal  District,  Law  Courts,  Tribunals,  Industrial
Authorities  and  Tribunals,  Public  Prosecutor's  Offices,  Trade  Unions,
Regional Offices,  Committees,  Boards, Juries, Commissions,  Civil Servants and
any other Civil, Criminal, Business, Administrative,  Tax, Religious, Litigious,
Governmental,  Labour Centre or Body, or of any other kind, order or status;  in all jurisdictions,  grades and actions, appearing also before the Constitutional
Court, and for all manner of affairs,  questions,  steps, actions,  proceedings, formalities, and processes, until final conclusion, completion and fulfilment of the  provisions,  executions,  decisions,  solutions,  resolutions,  judgements, conclusions  and final rulings.  With all manner of powers and means,  including that of rejecting and cancelling,  to file ordinary and  extraordinary  appeals, such as repeal,  review and nullity;  to set up exceptions and defences,  obtain evidence,  copies and certificates or entries;  apply for and perform all manner of proceedings,  including those of a personal nature and in this way be able to make  confirmation in writing;  to apply for, grant and accept  acquittances and stays, draw up notarial certificates and mediate therein; to issue summonses and notices and answer them; to abandon  actions and appeals or petitions for appeal brought and check  waivers and  acceptances,  as well as all manner of petitions and proceedings  brought,  and also make declarations,  answer interrogatory and withdraw allocations and bonds. To undertake  representation in acquittances and stays,  suspensions  of  payments,  invitations  to tender and  bankruptcies  of debtors, attend Shareholders' Meetings, appoint receivers and administrators, perform  all  the  duties,  accept  and  reject  the  proposals  of the  debtor, fulfilling all the proceedings until the procedure has been completed. To settle rights and actions;  to submit to arbitrators,  referees,  equity  arbitrations, solution of third-parties,  etc.; all this with full powers and authority,  with no hindrance, exception or limitation of any kind.

     10.- TO EXERCISE,  waive and revoke powers conferred,  and grant and revoke powers for representing the Company,  with the authority required from among the powers  assigned  thereto,  including  that of  granting  subsidiary  powers  to attorneys,  and even  subsidiary  attorneys  themselves,  but the latter only to
Attorneys and Lawyers with the usual powers of procedural authority.

     11.- AND TO SIGN and execute all public or private documents that affect or concern the Company,  for any reason, case or effect, or by virtue of the powers granted.

     ARTICLE 15.- OPERATION.- With regard to the  establishment  and adoption of agreements by the Board of Directors,  the provisions in articles 139 and 140 of the  Revised  Text of the  Companies  Act shall  apply,  and with  regard to the performance  and  operation  of the  said  Board  of  Directors,  as  well as in everything not  specifically  set out in these Articles of Association  thereon, the provisions in the aforesaid Revised Text of the Companies Act shall apply.

     ARTICLE 16.- SALARY.- The Board of Directors  shall have the salary that is agreed by the General Shareholders' Meeting, if it deems it appropriate.  Should this salary consist of a share in the profits,  this share shall be a maximum of
10% and may only be deducted from the net profits,  and after the  provisions in article 130 of the Revised Text of the Companies Act have been fulfilled.

     ARTICLE 17.-  EXECUTIVE  COMMITTEE  AND MANAGING  DIRECTORS.-  The Board of
Directors  may appoint from among its members an  Executive  Committee or one or more Managing  Directors,  who shall be assigned to exercise the powers that are conferred thereon,  and who shall act in the manner that is determined when they are appointed.

     The appointment, stating their powers and characteristics, shall be entered in the Companies Register.

     ARTICLE 18.-  CERTIFICATES.-  The  authority to issue  certificates  of all company  agreements  and  matters  related to the Company and that affect it, is assigned to the  Secretary of the Board of  Directors,  with the approval of its
Chairman or Vice-Chairman, as appropriate.

                     IV.- FINANCIAL YEARS, ANNUAL ACCOUNTS.

     ARTICLE 19.- COMPANY'S FINANCIAL YEAR.- The company's financial year starts on the first of January and ends on the  thirty-first  of December of each year.
Exceptionally,  the company's  first  financial  year shall start on the day the
Company's  Memorandum  of  Association  is  executed,  and  shall end on the thirty-first of December of the same year.

     ARTICLE 20.- ANNUAL  ACCOUNTS.-  1.- The Board of  Directors,  in a maximum period of three months,  from the closure of the company's financial year, shall draw up the annual  accounts,  that shall include the Balance Sheet,  the Profit and Loss Account and the  Statement,  as well as the  management  report and the proposal for  application of results,  and where  appropriate  the  consolidated accounts and management report.

     2.- With  regard  to the  form,  content,  description,  entries,  rules of assessment, check, review, information to shareholders, approval, application of results,  and deposit of the Annual  Accounts  in the  Companies  Register,  the
provisions of the Companies Act shall apply.

          V.- CONVERSION, MERGER, DIVISION, DISSOLUTION AND LIQUIDATION

     ARTICLE 21.- CONVERSION, MERGER AND DIVISION

     With regard to the  conversion,  merger and  division of the  Company,  the provisions in the Companies Act shall apply.

     ARTICLE  22.-  DISSOLUTION.-  The Company  shall be  dissolved,  solely and exclusively, for the reasons set out in the Companies Act.

     ARTICLE  23.-  LIQUIDATION.-  In  the  case  of  liquidation,  the  General
Shareholders'  Meeting  shall  appoint an odd number of  Liquidators,  and shall determine  the powers  that they shall have and the method  wherein  they should act, within the legal limits.  It is also the task of the General  Shareholders'
Meeting to set the  regulations,  in  accordance  whereto  the  division  of the company's  credit  balance  should be made. In all matters not  stipulated,  the
Companies Act shall apply.

                           IV.- ADDITIONAL PROVISIONS

     ARTICLE 24.- Any query or doubt arising among shareholders,  or between the latter and the Company, with regard to company matters, and without prejudice to the prevailing rules of procedure set out in the Companies Act, shall be settled compulsorily  in  the  place  of the  registered  address  and  by  arbitration, formalised in accordance with the stipulations laid down in current legislation.

     ARTICLE  25.- Any  omission  that  may have  arisen  in these  Articles  of
Association,  should be  resolved  in  accordance  with the  spirit of the rules thereof and the current Legal System for Companies  and  additional  provisions, and in the absence of a rule relating to the cases in question,  the  resolution shall be obliged to be based on fairness and good faith.